MuniYield New York Insured Fund, Inc.
File Number: 811-6500
CIK Number: 882150
For the Period Ending: 10/31/2003

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended October 31, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/12/2003	$13,700	Long Island NY PWR Auth	1.18%	04/01/2025